Exhibit 99.1

www.avanex.com

Avanex Files Form 10-Q

Reports Revised Net Loss for Q2 FY2006

FREMONT, Calif. – Feb. 17, 2006 – Avanex Corporation (NASDAQ:AVNX), a pioneer of intelligent photonic solutions that enable next-generation optical networks, today reported that in connection with the filing of its quarterly report on Form 10-Q on Feb. 14, 2006 the net loss for its second fiscal quarter previously reported on Feb. 8, 2006 has been revised.

The company finalized the accounting treatment for the extinguishment of the capital leases at the company’s French subsidiary. In the previously announced results, the one-time non-cash gain of $4.5 million was recognized as other income in the company’s second quarter financial statements. The final accounting treatment will spread this gain over the twelve-year term of the remaining lease.

The company previously reported a net loss of $13.4 million or a net loss of $0.09 per share. The revised net loss included in the Form 10-Q for the second fiscal quarter is $18.5 million or a net loss of $0.13 per share. For the second fiscal quarter, excluding certain items, the company previously reported a non-GAAP net loss of $9.3 million or a net loss of $0.06 per share. The revised non-GAAP net loss for the second fiscal quarter is $9.1 million or a net loss of $0.06 per share.*

About Avanex

Avanex Corporation is a leading global provider of Intelligent Photonic Solutions(TM) to meet the needs of fiber optic communications networks for greater capacity, longer distance transmissions, improved connectivity, higher speeds and lower costs. These solutions enable or enhance optical wavelength multiplexing, dispersion compensation, switching and routing, transmission, amplification, and include network-managed subsystems. Avanex was incorporated in 1997 and is headquartered in Fremont, Calif. Avanex also maintains facilities in Elmira, N.Y.; Shanghai, China; Nozay, France; San Donato, Italy; and Bangkok, Thailand. To learn more about Avanex, visit our Web site at: www.avanex.com.

*	Details on the items excluded from non-GAAP net loss and non-GAAP net loss per share are available in the table entitled “Reconciliation of GAAP Net Loss to Non-GAAP Measures” following the accompanying financial statements.

Contact Information

Investor Relations:

Maria Riley

650-470-0200

maria@stapleton.com

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Avanex Corporation

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except per share data

(Unaudited)

	Three Months Ended December 31, 2005	Three Months Ended December 31, 2004	Three Months Ended September 30, 2005
	GAAP	GAAP	GAAP
Net revenue	$36,125	$41,868	$41,233
Cost of revenue	33,207	44,305	39,107

Gross profit (loss)	2,918	(2,437)	2,126
Gross profit %	8%	-6%	5%

Operating expenses:
Research and development	5,452	8,036	7,127
Sales and marketing	2,783	4,512	3,788
General and administrative	3,841	4,046	5,274
Amortization of intangibles	1,385	1,242	1,765
Restructuring	2,942	5,441	40
(Gain) loss on disposal of property and equipment	(775)	(1,476)	7

Total operating expenses	15,628	21,801	18,001

Loss from operations	(12,710)	(24,238)	(15,875)
Other expense, net	(5,833)	(113)	(1,048)

Net loss	$(18,543)	$(24,351)	$(16,923)

Basic and diluted net loss per common share	$(0.13)	$(0.17)	$(0.12)

Weighted average shares used in computing basic and diluted net loss per common share	145,215	144,079	145,182

Avanex Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands

(Unaudited)

	December 31, 2005	September 30, 2005
Assets
Current assets:
Cash and cash equivalents	$13,795	$15,104
Restricted cash and investments	6,896	8,165
Short-term investments	27,352	30,891
Accounts receivable, net	20,104	20,871
Inventories	30,378	32,785
Due from related parties	9,238	13,029
Other current assets	19,538	20,860

Total current assets	127,301	141,705
Property and equipment, net	6,746	7,576
Intangibles, net	5,527	6,920
Goodwill	9,408	9,408
Other assets	2,167	4,118

Total assets	$151,149	$169,727

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$34,827	$29,662
Accrued compensation	8,678	8,857
Accrued warranty	4,636	5,243
Due to related parties	1,550	1,910
Other accrued expenses and deferred revenue	12,558	9,039
Current portion of other long-term obligations	1,617	3,249
Current portion of accrued restructuring	16,947	22,548

Total current liabilities	80,813	80,508
Accrued restructuring	13,509	13,268
Long-term convertible note	26,658	30,052
Other long-term obligations	9,258	8,346

Total liabilities	130,238	132,174

Stockholders’ equity:
Common stock	146	145
Additional paid-in capital	669,816	668,385
Accumulated other comprehensive income	5,860	5,391
Accumulated deficit	(654,911)	(636,368)

Total stockholders’ equity	20,911	37,553

Total liabilities and stockholders’ equity	$151,149	$169,727

Avanex Corporation

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP MEASURES

In thousands, except per share data

(Unaudited)

	Three Months Ended December 31,		Three Months Ended September 30, 2005
	2005	2004
NET LOSS

Net loss, GAAP	$(18,543)	$(24,351)	$(16,923)
Adjustments to measure non-GAAP:
Amortization of intangibles	1,385	1,242	1,765
Share-based payments	618	157	442
Restructuring, without share-based payments	2,926	5,441	29
Loss on debt refinancing	4,525	—	—

Net loss, non-GAAP	(9,089)	(17,511)	(14,687)

NET LOSS PER SHARE
GAAP	$(0.13)	$(0.17)	$(0.12)
Non-GAAP	$(0.06)	$(0.12)	$(0.10)

Weighted average shares used in computing basic and diluted net loss per common share	145,215	144,079	145,182